EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Second Quarter 2015 Results; Earnings Per Diluted Share Increases 34.6% From Prior Year; Solid Organic Growth Continues

ENGLEWOOD CLIFFS, N.J., July 24, 2015 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), today announced results for the second quarter ended June 30, 2015, the fourth full quarter following the Merger between the Company and legacy ConnectOne completed on July 1, 2014 (the "Merger"). Financial information prior to July 1, 2014 includes only the operations of the Company, the legal and accounting acquirer in the transaction. Concurrent with the Merger, the combined company changed its name to ConnectOne.

For the second quarter of 2015, the Company reported net income available to common stockholders of $10.5 million, or $0.35 per diluted share, compared with net income available to common stockholders of $10.4 million, or $0.34 per diluted share, for the first quarter of 2015 and $4.4 million, or $0.26 per diluted share, for the second quarter of 2014.

In addition to the results presented in accordance with generally accepted accounting principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP financial measures including net income available to common stockholders excluding non-core items. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends, and facilitates comparisons with the performance of peers. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measure are provided in the accompanying tables.

Second quarter 2015 results reflect the following non-core items (on an after-tax basis): a $1.3 million insurance recovery; a $1.4 million loss on debt extinguishment; $0.8 million of income resulting from accretion of purchase accounting fair value marks; $0.3 million in additional loan loss provision related to the maturity and extension of acquired portfolio loans; $0.1 million of net securities gains; $0.1 million of pension settlement expenses, which had no impact on total stockholders' equity or book value per share, and $0.1 million in amortization of intangible assets. Excluding non-core items, net income available to common stockholders was $10.2 million, or $0.34 per diluted share, for the second quarter of 2015, $9.9 million, or $0.33 per diluted share, for the first quarter of 2015, and $4.5 million, or $0.27 per diluted share, for the second quarter of 2014.

Frank Sorrentino, ConnectOne's Chairman and CEO, stated, "Earnings momentum continued during the second quarter of 2015 and our strong operating performance was highlighted by second quarter loan growth of $124.5 million, representing an 18.9% annualized sequential growth rate, while deposits grew at an 11.7% annualized sequential rate. On the deposit side, our continued success in building commercial relationships resulted in a 24.0% annualized sequential growth rate in average noninterest-bearing demand deposit balances. As of June 30, 2015, noninterest-bearing demand deposits represented 24.0% of total deposits, up from approximately 19% when the Merger was consummated one year ago. Our performance metrics remain in the upper tier of banking institutions. Core return on average tangible assets and equity was 1.20% and 13.47%, respectively, our operating efficiency ratio for the second quarter of 2015 was 42.0%, while nonperforming assets as a percent of total assets improved to 0.37%. During the second quarter, we successfully completed the private placement of $50 million in holding company subordinated debt thereby improving our total risk-based capital ratio to 12.3%. In addition, during the second quarter of 2015, we recorded a previously announced insurance recovery and prepaid $16.0 million in principal amount of high cost puttable borrowings. The debt extinguishment reflects our continued restructuring of the borrowings portfolio established by the former Center Bancorp management during a higher rate operating environment. The transaction lowers our interest expense in future periods, partially offsetting the increased interest expense associated with the subordinated debt issuance and immediately improves our interest rate risk profile. Looking ahead, we expect our positive operating momentum to contribute to continued loan portfolio growth and a solid second half of the year for ConnectOne."

Operating Results

Fully taxable equivalent ("FTE") net interest income for the second quarter of 2015 was $29.3 million, an increase of $17.1 million, or 139.3%, from the same quarter of 2014. This was a result of a 119.0% increase in average interest-earning assets and a 31 basis-point widening of the net interest rate margin, both due to the Merger. Included in net interest income during the second quarter of 2015 was $1.5 million of accretion and amortization of purchase accounting adjustments. Excluding these purchase accounting adjustments, the adjusted net interest margin was 3.42% in the second quarter of 2015, 13 basis points higher than the 2014 second quarter adjusted net interest margin of 3.29%. The improvement in the adjusted net interest margin in the second quarter of 2015 versus the same 2014 period was primarily attributable to an improved mix of interest earning assets arising from a greater proportion of average loans in second quarter of 2015 along with a reduction in the average rate paid on borrowings, which resulted from a $70 million debt extinguishment and subsequent refinancing accomplished at the end of the third quarter of 2014. The adjusted net interest margin for the second quarter of 2015 narrowed by four basis points from the sequential first quarter of 2015, due to moderate margin compression resulting from the continued low interest rate environment and a reduction in loan prepayment penalties.

Noninterest income, excluding an insurance recovery of $2.2 million in 2015 and excluding net securities gains of $0.2 million in 2015 and $0.6 million in 2014, totaled $1.0 million in the second quarter of 2015 and $1.2 million for the second quarter of 2014. Noninterest income includes bank-owned life insurance income, deposit and loan fees, annuities and life insurance commissions, and gains on sales of residential mortgages in the secondary market and represents a relatively small portion of the Bank's total revenue. Although management intends to continue its strategy of de-emphasizing service charges in order to attract new and retain existing clients, it expects fee income to increase modestly in future periods.

Noninterest expenses totaled $12.6 million, excluding debt extinguishment charges of $2.4 million, for the second quarter of 2015 compared with $6.0 million, excluding $0.7 million of Merger-related charges, for the same quarter of 2014. The increase in the second quarter of 2015 was primarily attributable to the Merger as well as an increased level of business and staff resulting from organic growth. The Company's operating efficiency ratio was 42.0% in both the 2015 second and first quarters, and 44.8% in the 2014 second quarter. The decrease from the year-ago quarter reflects realization of Merger cost savings.

Income tax expense was $5.1 million and $2.0 million for the second quarter of 2015 and 2014, respectively, resulting in effective tax rates of 32.5% and 31.2% for the second quarter of 2015 and 2014, respectively. The increase in the effective tax rate for 2015 reflects a decline in the percentage of tax-exempt income to total pretax income. The effective tax rate for the remainder of 2015 is expected to remain fairly constant.

Asset Quality

The provision for loan losses increased to $1.6 million in the second quarter of 2015, compared with $0.3 million in the second quarter of 2014. The increase primarily resulted from higher loan growth and the maturity and extension of acquired portfolio loans.

Nonperforming assets, which includes nonaccrual loans and other real estate owned, were $13.7 million at June 30, 2015, $12.7 million at December 31, 2014, and $4.3 million at June 30, 2014. Nonperforming assets as a percent of total assets was 0.37% at June 30, 2015 and at December 31, 2014, and 0.26% at June 30, 2014. Annualized net charge-offs were zero for the second quarter 2015 and 0.04% in the second quarter of 2014. The allowance for loan losses was $17.5 million, representing 0.63% of loans receivable and 143.9% of nonaccrual loans at June 30, 2015. At December 31, 2014, the allowance was $14.2 million representing 0.56% of loans receivable and 122.0% of nonaccrual loans, and, at June 30, 2014, the allowance was $10.8 million representing 1.08% of loans receivable and 268.5% of nonaccrual loans. In purchase accounting, any allowance for loan losses on an acquired loan portfolio is reversed and a credit risk discount is applied directly to the acquired loan balances. In Management's opinion, a useful non-GAAP metric is the ratio of allowance for loan losses plus the credit risk discount to total loans receivable. This non-GAAP ratio was 1.15% at June 30, 2015, 1.23% at December 31, 2014, and 1.11% at June 30, 2014. The reduction in this ratio from year-end reflects amortization and payoff of acquired loans, a favorable change in loan mix and improving credit trends.

Selected Balance Sheet Items

At June 30, 2015, the Company's total assets were $3.7 billion, an increase of $211 million from December 31, 2014. Loans receivable were $2.8 billion, reflecting net loan growth (loan originations less pay-downs and pay-offs) of $227 million from December 31, 2014, primarily attributable to originated multi-family ($93 million), commercial and industrial ("C&I") ($76 million) and construction ($42 million). Management's current intent is to maintain a multi-family portfolio concentration in the 25-30% range, while growing the C&I and construction segments. The growth in loans was funded with increases in deposits, borrowings and subordinated debt.

The Company's stockholders' equity was $464 million at June 30, 2015, an increase of $18 million from December 31, 2014. The increase in stockholders' equity was due to an $16 million increase in retained earnings and approximately $2 million of equity issuance related to stock-based compensation, including the exercise of options, and was partially offset by an approximately $1 million decrease in unrealized gains on available for sale securities.

As of June 30, 2015, the Company's tangible common equity ratio and tangible book value per share were 8.62% and $10.02, respectively. As of December 31, 2014, the tangible common equity ratio and tangible book value per share were 8.62% and $9.57, respectively. Total goodwill and other intangible assets were $150 million as of June 30, 2015, a decrease of $1.0 million from December 31, 2014.

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and serves as the holding company for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its 23 other banking offices.

For more information visit https://www.connectonebank.com/.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except for share data)	June 30,	December 31,
	2015	2014
	(unaudited)	(audited)
ASSETS
Cash and due from banks	$ 41,454	$ 31,813
Interest-bearing deposits with banks	84,029	95,034
Cash and cash equivalents	125,483	126,847

Investment securities:
Available-for-sale	264,098	289,532
Held-to-maturity (fair value of $237,208 and $231,445)	232,557	224,682

Loans held for sale	124	--

Loans receivable	2,765,288	2,538,641
Less: Allowance for loan and lease losses	17,480	14,160
Net loans receivable	2,747,808	2,524,481

Investment in restricted stock, at cost	27,078	23,535
Bank premises and equipment, net	21,252	20,653
Accrued interest receivable	12,055	11,700
Bank-owned life insurance	53,293	52,518
Other real estate owned	1,564	1,108
Goodwill	145,909	145,909
Core deposit intangibles	4,343	4,825
Other assets	24,493	22,782
Total assets	$ 3,660,057	$ 3,448,572

LIABILITIES
Deposits:
Noninterest-bearing	$ 553,008	$ 492,515
Interest-bearing	2,016,223	1,983,092
Total deposits	2,569,231	2,475,607
Borrowings	548,758	495,553
Subordinated debentures	55,155	5,155
Other liabilities	22,931	26,038
Total liabilities	3,196,075	3,002,353

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued and outstanding 11,250 shares of Series B preferred stock at June 30, 2015 and December 31, 2014; total liquidation value of $11,250 at June 30, 2015 and December 31, 2014	11,250	11,250
Common stock, no par value, authorized 50,000,000 shares; issued 32,260,653 shares at June 30, 2015 and 31,758,828 at December 31, 2014; outstanding 30,196,731 shares at June 30, 2015 and 29,694,906 at December 31, 2014	374,287	374,287
Additional paid-in capital	8,120	6,015
Retained earnings	88,772	72,398
Treasury stock, at cost (2,063,922 common shares at June 30, 2015 and December 31, 2014)	(16,717)	(16,717)
Accumulated other comprehensive loss	(1,730)	(1,014)
Total stockholders' equity	463,982	446,219
Total liabilities and stockholders' equity	$ 3,660,057	$ 3,448,572

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest income
Interest and fees on loans	$ 30,217	$ 10,461	$ 59,531	$ 20,572
Interest and dividends on investment securities:
Taxable	2,760	2,909	5,671	5,925
Tax-exempt	883	895	1,765	1,951
Dividends	280	136	500	290
Interest on federal funds sold and other short-term investments	41	--	84	--
Total interest income	34,181	14,401	67,551	28,738
Interest expense
Deposits	3,301	1,301	6,325	2,617
Borrowings	2,202	1,432	4,256	2,843
Total interest expense	5,503	2,733	10,581	5,460

Net interest income	28,678	11,668	56,970	23,278
Provision for loan and lease losses	1,550	284	3,375	909
Net interest income after provision for loan and lease losses	27,128	11,384	53,595	22,369

Noninterest income
Annuities and insurance commissions	46	105	133	205
Bank-owned life insurance	388	256	774	511
Net gains on sale of loans held for sale	99	43	213	79
Deposit, loan and other income	458	746	921	1,461
Insurance recovery	2,224	--	2,224	--
Net gains on sale of investment securities	221	574	726	1,989
Total noninterest income	3,436	1,724	4,991	4,245

Noninterest expenses
Salaries and employee benefits	6,948	3,184	13,575	6,516
Occupancy and equipment	1,788	816	3,869	1,896
FDIC insurance	440	288	1,000	588
Professional and consulting	715	306	1,209	561
Marketing and advertising	193	27	387	67
Data processing	829	373	1,729	718
Merger expenses	--	729	--	1,789
Loss on extinguishment of debt	2,397	--	2,397	--
Amortization of core deposit intangible	241	--	483	--
Other expenses	1,423	1,021	2,955	2,105
Total noninterest expenses	14,974	6,744	27,604	14,240

Income before income tax expense	15,590	6,364	30,982	12,374
Income tax expense	5,069	1,986	10,081	3,598
Net income	10,521	4,378	20,901	8,776
Less: Preferred stock dividends	28	28	56	56
Net income available to common stockholders	$ 10,493	$ 4,350	$ 20,845	$ 8,720

Earnings per common share:
Basic	$ 0.35	$ 0.27	$ 0.70	$ 0.53
Diluted	0.35	0.26	0.69	0.53
Weighted average common shares outstanding:
Basic	29,868,247	16,372,885	29,812,521	16,361,596
Diluted	30,231,480	16,430,376	30,203,682	16,422,339
Dividend per common share	$ 0.075	$ 0.075	$ 0.150	$ 0.150

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures, provided below is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in thousands, except share data)
	Three Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2015	2015	2014	2014	2014
Earnings, EPS and Operating Data
Net income (GAAP)	$ 10,521	$ 10,379	$ 8,023	$ 1,766	$ 4,378
Less: preferred dividends	28	28	28	28	28
Net income available to common stockholders (GAAP)	10,493	10,351	7,995	1,738	4,350
Net gains on sales of securities	(221)	(506)	(718)	(111)	(574)
Partial settlements of pension obligation	243	559	--	--	--
Insurance recovery	(2,223)	--	--	--	--
Merger-related expenses	--	--	1,816	8,784	729
Loss on debt extinguishment	2,397	--	--	4,550	--
Amortization of intangible assets	241	241	245	248	6
Provision related to maturity and extension of acquired portfolio loans	502	757	787	336	--
Charge due to wire fraud	--	--	2,374	--	--
Accretion of purchase accounting fair value marks	(1,513)	(1,802)	(2,491)	(2,892)	7
Non-core items	(574)	(751)	2,013	10,915	168
Income tax (expense) benefit	(234)	(307)	294	4,044	59
Non-core items, after taxes	(340)	(444)	1,719	6,871	109
Core earnings available to common stockholders (non-GAAP)	$ 10,153	$ 9,907	$ 9,714	$ 8,609	$ 4,459

Weighted average diluted shares outstanding	30,231,480	30,149,469	30,149,244	30,115,520	16,430,376
Diluted EPS (GAAP)	$ 0.35	$ 0.34	$ 0.27	$ 0.06	$ 0.26
Core Diluted EPS (Non-GAAP) (1)	$ 0.34	$ 0.33	$ 0.32	$ 0.29	$ 0.27

Return on Assets Measures
Core earnings available to common stockholders (non-GAAP)	$ 10,153	$ 9,907	$ 9,714	$ 8,609	$ 4,459
Add: preferred dividends	28	28	28	28	28
Core net income (non-GAAP)	$ 10,181	$ 9,935	$ 9,742	$ 8,637	$ 4,487

Average assets	$ 3,551,597	$ 3,466,820	$ 3,369,402	$ 3,350,599	$ 1,657,440
Less: average intangible assets	(150,407)	(150,650)	(150,934)	(151,142)	(16,819)
Average tangible assets	$ 3,401,190	$ 3,316,170	$ 3,218,468	$ 3,199,457	$ 1,640,621

Return on avg. assets (GAAP)	1.19%	1.21%	0.94%	0.21%	1.06%
Core return on avg. assets (Non-GAAP) (2)	1.15%	1.16%	1.15%	1.02%	1.09%
Return on avg. tangible assets (Non-GAAP) (3)	1.26%	1.29%	1.01%	0.24%	1.06%
Core return on avg. tangible assets (Non-GAAP) (4)	1.20%	1.22%	1.20%	1.07%	1.10%

(1) Represents core earnings available to common stockholders divided by weighted average diluted shares outstanding.
(2) Core net income divided by average assets.
(3) Net income excluding amortization of intangible assets divided by average tangible assets.
(4) Core net income divided by average tangible assets.
	Three Months Ended
(dollars in thousands, except share data)	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2015	2015	2014	2014	2014
Return on Equity Measures
Core earnings available to common stockholders	$ 10,153	$ 9,907	$ 9,714	$ 8,609	$ 4,459

Average common equity	$ 452,754	$ 442,970	$ 437,136	$ 432,331	$ 165,301
Less: average intangible assets	(150,407)	(150,650)	(150,934)	(151,142)	(16,819)
Average tangible common equity	$ 302,347	$ 292,320	$ 286,202	$ 281,189	$ 148,482

Return on avg. common equity (GAAP)	9.30%	9.48%	7.26%	1.59%	10.56%
Core return on avg. common equity (non-GAAP) (5)	9.00%	9.07%	8.82%	7.90%	10.82%
Return on avg. tangible common equity (non-GAAP) (6)	14.11%	14.56%	11.28%	2.66%	11.76%
Core return on avg. tangible common equity (non-GAAP) (7)	13.47%	13.75%	13.47%	12.15%	12.04%

Efficiency Measures
Total noninterest expenses	$ 14,974	$ 12,631	$ 15,164	$ 25,400	$ 6,744
Partial settlements of pension obligation	(243)	(559)	--	--	--
Merger-related expenses	--	--	(1,816)	(8,784)	(729)
Loss on debt extinguishment	(2,397)	--	--	(4,550)	--
Charge due to wire fraud	--	--	(2,374)	--	--
Amortization of intangible assets and fair value marks	(241)	(241)	(218)	(224)	(6)
Operating non-interest expense	$ 12,093	$ 11,831	$ 10,756	$ 11,842	$ 6,009

Net interest income (FTE)	29,316	28,906	29,135	28,146	12,252
Impact of purchase accounting fair value marks	(1,487)	(1,776)	(2,464)	(2,868)	7
Noninterest income	3,436	1,555	2,076	1,173	1,724
Less: insurance recovery	(2,224)	--	--	--	--
Less: net gains on sales of securities	(221)	(506)	(718)	(111)	(574)
Operating revenue	$ 28,820	$ 28,179	$ 28,029	$ 26,340	$ 13,409

Operating Efficiency Ratio (non-GAAP) (8)	42.0%	42.0%	38.4%	45.0%	44.8%

Net Interest Margin
Average interest earning assets	$ 3,266,382	$ 3,182,894	$ 3,082,934	$ 3,050,564	$ 1,491,297

Net interest income (FTE)	$ 29,316	$ 28,906	$ 29,135	$ 28,146	$ 12,252
Impact of purchase accounting fair value marks	(1,487)	(1,776)	(2,464)	(2,868)	7
Adjusted net interest income	$ 27,829	$ 27,130	$ 26,671	$ 25,278	$ 12,259

Net interest margin (GAAP)	3.60%	3.68%	3.75%	3.66%	3.29%
Adjusted net interest margin (non-GAAP) (9)	3.42%	3.46%	3.43%	3.29%	3.29%

(5) Core earnings available to common stockholders divided by average common equity.
(6) Earnings available to common stockholders excluding amortization of intangibles divided by average tangible common equity.
(7) Core earnings available to common stockholders divided by average tangible common equity.
(8) Operating noninterest expense divided by operating revenue.
(9) Adjusted net interest income divided by average interest earning assets.
	As of
(dollars in thousands, except share data)	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2015	2015	2014	2014	2014
Capital Ratios and Book Value per Share
Common equity	$ 452,732	$ 444,944	$ 434,969	$ 429,650	$ 167,028
Less: intangible assets	(150,252)	(150,493)	(150,734)	(150,979)	(16,815)
Tangible common equity	$ 302,480	$ 294,451	$ 284,235	$ 278,671	$ 150,213

Total assets	$ 3,660,057	$ 3,505,891	$ 3,448,572	$ 3,356,257	$ 1,665,809
Less: intangible assets	(150,252)	(150,493)	(150,734)	(150,979)	(16,815)
Tangible assets	$ 3,509,805	$ 3,355,398	$ 3,297,838	$ 3,205,278	$ 1,648,994

Common shares outstanding	30,196,731	29,864,602	29,694,906	29,644,037	16,413,490

Common equity ratio (GAAP)	12.37%	12.69%	12.61%	12.80%	10.03%
Tangible common equity ratio (non-GAAP) (10)	8.62%	8.78%	8.62%	8.69%	9.11%

Regulatory capital ratios (Bancorp):
Leverage ratio	9.49%	9.45%	9.37%	9.23%	10.08%
Common equity Tier 1 risk-based ratio	9.63%	9.75%	n/a	n/a	n/a
Risk-based Tier 1 capital ratio	10.14%	10.29%	10.44%	10.63%	12.59%
Risk-based total capital ratio	12.26%	10.82%	10.94%	11.07%	13.43%

Regulatory capital ratios (Bank):
Leverage ratio	10.48%	9.41%	9.33%	9.16%	9.99%
Common equity Tier 1 risk-based ratio	11.19%	10.24%	n/a	n/a	n/a
Risk-based Tier 1 capital ratio	11.19%	10.24%	10.40%	10.59%	12.48%
Risk-based total capital ratio	11.74%	10.77%	10.90%	11.04%	13.32%

Book value per share (GAAP)	$ 14.99	$ 14.90	$ 14.65	$ 14.49	$ 10.18
Tangible book value per share (non-GAAP) (11)	10.02	9.86	9.57	9.40	9.15

Asset Quality
Nonaccrual loans	$ 12,145	$ 14,585	$ 11,610	$ 6,083	$ 4,032
Other real estate owned	1,564	870	1,108	1,442	220
Total nonperforming assets	$ 13,709	$ 15,455	$ 12,718	$ 7,525	$ 4,252

Performing troubled debt restructurings	$ 1,697	$ 1,731	$ 1,763	$ 1,876	$ 1,586
Loans past due 90 days and still accruing	--	638	1,211	--	144

Nonaccrual loans as a % of loans receivable	0.44%	0.55%	0.46%	0.25%	0.40%
Nonperforming assets as a % of total assets	0.37%	0.44%	0.37%	0.22%	0.26%
Allowance for loan losses as a % of nonaccrual loans	143.9%	109.2%	122.0%	199.2%	268.5%
Annualized net charge-offs as a % of average loans	-- %	0.01%	0.07%	0.03%	0.04%

Total loans receivable	$ 2,765,288	$ 2,640,739	$ 2,538,641	$ 2,426,765	$ 1,006,256
Less: acquired loans	(1,060,632)	(1,110,859)	(1,190,085)	(1,286,482)	(29,821)
Loans receivable, excluding acquired loans	$ 1,704,656	$ 1,529,880	$ 1,348,556	$ 1,140,283	$ 976,435

Allowance for loan losses	$ 17,480	$ 15,933	$ 14,160	$ 12,118	$ 10,825
Accretable credit risk discount on acquired loans	14,331	15,800	17,017	18,835	371
Total allowance for loan losses and accretable credit risk discount on acquired loans	$ 31,811	$ 31,733	$ 31,177	$ 30,953	$ 11,196

Allowance for loan losses as a % of loans receivable	0.63%	0.60%	0.56%	0.50%	1.08%
Allowance for loan losses as a % of loans receivable, excluding acquired loans	1.03%	1.04%	1.05%	1.06%	1.11%
Allowance for loan losses and accretable credit risk discount on loans as a % of loans receivable	1.15%	1.20%	1.23%	1.28%	1.11%

(10) Tangible common equity divided by tangible assets.
(11) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	June 30, 2015			June 30, 2014
	Average		Average	Average		Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$ 495,805	$ 4,118	3.33%	$ 492,633	$ 4,325	3.51%
Loans receivable (2) (3) (4)	2,689,525	30,380	4.53%	989,454	10,563	4.27%
Federal funds sold and interest-bearing deposits with banks	54,087	41	0.30%	--	--	-- %
Restricted investment in bank stock	26,965	280	4.16%	9,210	97	4.22%
Total interest-earning assets	3,266,382	34,819	4.28%	1,491,297	14,985	4.02%
Allowance for loan losses	(16,463)			(10,756)
Non-interest earning assets	301,677			176,899
Total assets	$ 3,551,597			$ 1,657,440

Interest-bearing liabilities:
Money market deposits	$ 660,481	689	0.42%	$ 395,912	491	0.50%
Savings deposits	218,845	157	0.29%	161,522	124	0.31%
Time deposits	748,780	2,131	1.14%	173,544	383	0.88%
Other interest-bearing deposits	347,068	324	0.37%	350,761	303	0.35%
Total interest-bearing deposits	1,975,173	3,301	0.67%	1,081,739	1,301	0.48%

Borrowings	565,094	2,110	1.50%	150,934	1,393	3.69%
Capital lease obligation	2,961	44	5.96%	--	--	-- %
Subordinated debentures	5,704	48	3.38%	5,155	39	3.02%
Total interest-bearing liabilities	2,548,932	5,503	0.87%	1,237,828	2,733	0.88%

Demand deposits	510,369			228,873
Other liabilities	28,292			14,188
Total noninterest-bearing liabilities	538,661			243,061
Stockholders' equity	464,004			176,551

Total liabilities and stockholders' equity	$ 3,551,597			$ 1,657,440

Net interest income (tax equivalent basis)		29,316			12,252
Net interest spread (5)			3.41%			3.14%

Net interest margin (6)			3.60%			3.29%

Tax equivalent adjustment		(638)			(584)
Net interest income		$ 28,678			$ 11,668

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 35 percent federal tax rate.
(3) Includes loan fee income.
(4) Loans include non-accrual loans.
(5) Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.
CONTACT: Investor Contact:
         William S. Burns
         Executive VP & CFO
         201.816.4474; bburns@cnob.com

         Media Contact:
         Dawn Lauer, MWW
         212.827.3744; dlauer@mww.com